Exhibit 10.7

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
by and among
PHILLIPS 66 COMPANY

PHILLIPS 66 GULF COAST PIPELINE LLC

PHILLIPS 66 PROJECT DEVELOPMENT INC.
PHILLIPS 66 PARTNERS GP LLC
and
PHILLIPS 66 PARTNERS LP
dated as of
October 29, 2015

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4.4	New Common Units and New GP Units	14
ARTICLE V	COVENANTS, ETC.	15
5.1	Certain Actions	15
5.2	Financial Statements	15
5.3	Independent Investigation	16
5.4	Post-Closing Payments	16
5.5	Further Assurances	16
5.6	NYSE Listing	17
5.7	Tax Covenants	17
ARTICLE VI	CONDITIONS TO CLOSING	18
6.1	Conditions to Each Party’s Obligation to Effect the Transactions	18
6.2	Conditions to the Obligation of the Partnership	18
6.3	Conditions to the Obligation of the P66 Parties	19
ARTICLE VII	CLOSING	20
7.1	Closing	20
7.2	Deliveries by the P66 Parties	20
7.3	Deliveries by the Partnership	20
ARTICLE VIII	INDEMNIFICATION	21
8.1	Indemnification of the P66 Parties and Other Parties	21
8.2	Indemnification of the Partnership and Other Parties	21
8.3	Demands	21
8.4	Right to Contest and Defend	22
8.5	Cooperation	22
8.6	Right to Participate	23
8.7	Payment of Damages	23
8.8	Limitations on Indemnification	23
8.9	Survival	23
8.10	Sole Remedy	24
8.11	Express Negligence Rule	24
8.12	Knowledge	24
8.13	Consideration Adjustment	24
ARTICLE IX	TERMINATION	25
9.1	Events of Termination	25

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9.2	Effect of Termination	25
ARTICLE X	MISCELLANEOUS	25
10.1	Expenses	25
10.2	Deed; Bill of Sale; Assignment	26
10.3	Right of Offset	26
10.4	Notices	26
10.5	Governing Law	26
10.6	Public Statements	26
10.7	Form of Payment	27
10.8	Entire Agreement; Amendments and Waivers	27
10.9	Binding Effect and Assignment	27
10.10	Severability	27
10.11	Interpretation	27
10.12	Headings and Schedules	27
10.13	Counterparts	28

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment of Membership Interest (Bayou Bridge)

Exhibit B	Form of Assignment of Note

Schedule 1.1	Permitted Liens

Schedule 3.4	Consents

Schedule 3.16	Adverse Changes

Schedule 6.2(d)	Required Consents

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of October 29, 2015 by and among Phillips 66 Company, a Delaware corporation (“P66”), Phillips 66 Gulf Coast Pipeline LLC, a Delaware limited liability company (“Pipeline”), Phillips 66 Project Development Inc., a Delaware corporation (“PDI” and, together with P66 and Pipeline, the “P66 Parties”), Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), and Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”). P66, Pipeline, PDI, the General Partner and the Partnership are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
RECITALS:

WHEREAS, Bayou Bridge Pipeline, LLC, a Delaware limited liability company (“Bayou Bridge”), is a joint venture formed in July 2015 by ETC Bayou Bridge Holdings, LLC, Sunoco Pipeline L.P. and Pipeline that is designing and constructing a crude oil pipeline system extending from Nederland, Texas to Lake Charles and St. James, Louisiana (the “Project”);
WHEREAS, PDI owns 100% of the limited liability company interests in Pipeline, and Pipeline owns a forty percent (40%) limited liability company interest in Bayou Bridge (the “Bayou Bridge Interest”);
WHEREAS, Pipeline intends to distribute the Bayou Bridge Interest to PDI, and PDI intends to contribute the Bayou Bridge Interest to the Partnership in exchange for the consideration, and on the terms and conditions, set forth in this Agreement; and
WHEREAS, as of the Effective Time (as defined below), each of the events and transactions set forth in Section 2.1 below shall occur.
NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Pipeline, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include Phillips 66 Company, a Delaware corporation, or any of its Subsidiaries (other than a Group Member), including PDI and Pipeline.
“Agreement” has the meaning set forth in the preamble to this Agreement.

“ASC 805-50” has the meaning set forth in Section 5.2.
“Assignment of Membership Interest (Bayou Bridge)” means that certain Assignment of Membership Interest in the form attached as Exhibit A hereto.
“Assignment of Note” means that certain Assignment and Assumption of Note in the form attached as Exhibit B hereto.
“Assumed Debt” has the meaning set forth in Section 2.2.
“Assumed Liabilities” has the meaning set forth in Section 2.4.
“Bayou Bridge” has the meaning set forth in the recitals to this Agreement.
“Bayou Bridge Interest” has the meaning set forth in the recitals to this Agreement.
“Bayou Bridge LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Bayou Bridge Pipeline, LLC, dated as of July 9, 2015, by and among Pipeline and the other parties thereto.
“Cap” has the meaning set forth in Section 8.8(a).
“Closing” has the meaning set forth in Section 7.1.
“Closing Date” has the meaning set forth in Section 7.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” has the meaning set forth in the Partnership Agreement.
“Consent” has the meaning set forth in Section 3.4.
“Contract” means any contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, Permit or other legally binding agreement.
“Contributed Interests” has the meaning set forth in the Section 2.1.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Damages” has the meaning set forth in Section 8.1.
“Deductible” has the meaning set forth in Section 8.8(a).

“Effective Time” means 12:01 a.m. local time in Houston, Texas on the Closing Date, or such other time mutually agreed to by the Parties in writing.
“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Materials.
“Excluded Liabilities” has the meaning set forth in Section 2.5.
“Financial Statements” has the meaning set forth in Section 5.2.
“Financial and Operational Information” has the meaning set forth in Section 3.6.
“Fundamental Representations” has the meaning set forth in Section 8.9(a).
“General Partner” has the meaning set forth in the preamble to this Agreement.
“General Partner Units” has the meaning set forth in the Partnership Agreement.
“Governmental Approval” has the meaning set forth in Section 3.4.
“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
“GP Contribution” has the meaning set forth in Section 2.1(a).
“Group Member” means a member of the Partnership Group.
“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.
“Holdings” means Phillips 66 Partners Holdings LLC, a Delaware limited liability company.
“Indemnity Claim” has the meaning set forth in Section 8.3.
“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.
“Litigation” has the meaning set forth in Section 3.5.
“Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations, as applicable, of the P66 Parties or Bayou Bridge or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, the P66 Parties’ ability to satisfy their respective obligations under this Agreement.
“Material Contract” means (a) the Precedent Agreements executed in the initial open season of the Project, (b) any Contract relating to the ownership or operation of the assets of Bayou Bridge or the construction of the Project that, as of the date hereof, is reasonably expected to provide for revenues to or require commitments from any Person in an amount greater than $7,500,000 during any calendar year, and (c) any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) affecting the ownership, use or operation of the assets of Bayou Bridge or the Project, the loss of which could, individually or in the aggregate, have a Material Adverse Effect.
“New Common Units” has the meaning set forth in Section 2.2.
“New GP Units” means a number of General Partner Units having an aggregate value equal to the amount required to maintain the General Partner’s 2% general partner interest in the Partnership as of the Closing.
“NYSE” has the meaning set forth in Section 5.7.
“P66 Closing Certificate” has the meaning set forth in Section 6.2(c).
“P66 Indemnitees” has the meaning set forth in Section 8.1.
“P66 Parties” has the meaning set forth in the preamble to this Agreement.
“Partnership” has the meaning set forth in the preamble to this Agreement.
“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, dated as of July 26, 2013.
“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).
“Partnership Group” means, collectively, the Partnership and its Subsidiaries.
“Partnership Indemnitees” has the meaning set forth in Section 8.2.
“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business,

financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“PDI Contribution” has the meaning set forth in Section 2.1(c).
“Permits” means permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges.
“Permitted Liens” means (i) those Liens set forth in Schedule 1.1, (ii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iii) Liens securing debt of Pipeline that will be released prior to or as of the Effective Time and (iv) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct of the business of Bayou Bridge or the ownership of the Contributed Interests.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipeline” has the meaning set forth in the preamble to this Agreement.
“Precedent Agreements” means the binding agreements for transportation service on the Bayou Bridge pipeline executed during the initial open season of the Project.
“Preferential Right” means any right or agreement that enables any Person to purchase or acquire, including by way of the exercise of a right of first refusal, right of first offer, or similar right, the Contributed Interests or any portion of or interest in the Contributed Interests as a result of or in connection with (a) the sale, assignment or other transfer of the Contributed Interests, (b) the execution, delivery or performance of this Agreement or (c) the consummation of the transactions contemplated hereby.
“Project” has the meaning set forth in the recitals to this Agreement.
“Project Budget” shall mean the budget approved by Bayou Bridge for the Project and provided to the Partnership.
“Project Plans” shall mean the plans approved by Bayou Bridge for the Project and provided to the Partnership.
“Securities Act” has the meaning set forth in Section 3.11.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.
“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Proceeding” has the meaning set forth in Section 5.8(b).
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.
“Transaction Debt” has the meaning set forth in Section 5.8(c).
“Transaction Taxes” has the meaning set forth in Section 2.6.
“Treasury Regulations” has the meaning set forth in Section 5.8(c).
ARTICLE II
CONTRIBUTIONS, CONVEYANCES AND ACKNOWLEDGMENTS
2.1    Contributions. At the Effective Time, on the terms and subject to the conditions of this Agreement, each of the following shall occur:
(a)    Pipeline shall distribute, assign, transfer and convey to PDI the Bayou Bridge Interest, and PDI shall accept the distribution of the Bayou Bridge Interest;
(b)    PDI shall contribute, assign, transfer and convey to the General Partner, as a capital contribution, a portion of the Bayou Bridge Interest with a total value equal to an amount such that, immediately following the Closing, the General Partner will maintain its 2% general partner interest in the Partnership (the “GP Contribution”), and the General Partner shall accept the contribution of the GP Contribution;

(c)    the General Partner shall contribute, assign, transfer and convey the GP Contribution to the Partnership in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the GP Contribution;
(d)    PDI shall contribute, assign, transfer and convey to the Partnership the remainder of the Bayou Bridge Interest (the “PDI Contribution” and, together with the GP Contribution, the “Contributed Interests”) in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the PDI Contribution; and
(e)    The Partnership shall contribute, assign, transfer and convey the Contributed Interests to Holdings, and Holdings shall accept the contribution of the Contributed Interests.
2.2    Consideration. At the Closing, in consideration for the contribution of the Contributed Interests hereunder, the Partnership shall: § deliver to PDI the Assignment of Note, pursuant to which the Partnership shall assume $34,831,901.57 of debt under which Pipeline is currently the primary obligor, as such amount may be adjusted pursuant to Section 2.3 (the “Assumed Debt”), § issue to the General Partner the New GP Units and § issue to PDI a number of Common Units equal to 618,425 less the number of New GP Units (the “New Common Units”).
2.3    Adjustment of Assumed Debt. If, after the date hereof but prior to the Closing Date, Pipeline is required to make any additional capital contributions to Bayou Bridge pursuant to the Bayou Bridge LLC Agreement, then the amount of the Assumed Debt shall be increased on a dollar for dollar basis by the amount of such additional capital contributions.
2.4    Effective Time of Conveyances. Notwithstanding anything to the contrary contained herein, to the extent the Closing occurs in accordance with the terms and conditions of this Agreement, the Parties acknowledge and agree that the Partnership shall be entitled to all of the rights of ownership of the Contributed Interests and shall be liable for and shall bear all of the Assumed Liabilities, in each case, from and after the Effective Time.
2.5    Assumed Liabilities. Except for Excluded Liabilities as provided in Section 2.6, at the Effective Time, the Partnership Group agrees to assume and to pay, discharge and perform as and when due, (a) all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Time, in connection with the ownership of the Contributed Interests or other activities occurring in connection with and attributable to the ownership of the Contributed Interests from and after the Effective Time and (b) the Assumed Debt as provided in Section 2.2 (collectively, the “Assumed Liabilities”).
2.6    Excluded Liabilities. The Parties agree that any Liabilities arising out of or attributable to the ownership of the Contributed Interests or other activities occurring in connection with and attributable to the ownership of the Contributed Interests prior to the Effective Time that are not identified as Assumed Liabilities in Section 2.5 are not part of the Assumed Liabilities, and neither the Partnership Group nor any member thereof has assumed, and shall not assume or become obligated with respect to, any Liability first incurred, accrued or arising out of or attributable to the ownership of the Contributed Interests or other activities occurring in connection with and attributable to the ownership of the Contributed Interests prior to the Effective Time, including any Liabilities of the PDI, Pipeline or their respective Affiliates existing immediately prior to the Effective Time, whether or not described specifically in this Section 2.6 (collectively, the “Excluded Liabilities”), all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, PDI, Pipeline or their respective Affiliates from and after the Effective Time.
2.7    Transaction Taxes. All sales, use, transfer, real property transfer, filing, recordation, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on Income (“Transaction Taxes”), shall be borne fifty percent (50%) by PDI and fifty percent (50%) by the Partnership. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE P66 PARTIES
The P66 Parties, jointly and severally, hereby represent and warrant to the Partnership that, as of the date hereof and as of Closing:
3.1    Organization and Existence.
(a)    Each of P66 and PDI has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Each of P66 and PDI is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.
(b)    Pipeline has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Pipeline is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.
(c)    Bayou Bridge is a limited liability company organized and in good standing under the laws of the State of Delaware. To the knowledge of Pipeline, Bayou Bridge is qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect. The P66 Parties have delivered to the Partnership correct and complete copies of Bayou Bridge’s organizational documents, as amended to date.
3.2    Authority and Approval; Enforceability.
(a)    Each of P66 and PDI has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by P66 and PDI of this Agreement, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action of P66 and PDI. This Agreement constitutes the valid and binding obligation of P66 and PDI, enforceable against P66 and PDI in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)    Pipeline has the limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by Pipeline of this Agreement, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite limited liability company action of Pipeline. This Agreement constitutes the valid and binding obligation of Pipeline, enforceable against Pipeline in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3    No Conflict. This Agreement and the execution and delivery hereof by the P66 Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:
(a)    conflict with any of the provisions of the certificate of incorporation or bylaws of P66 or PDI or with the organizational documents of Pipeline or Bayou Bridge;
(b)    conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the P66 Parties or, to the knowledge of Pipeline, Bayou Bridge;
(c)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, lien or material agreement, contract, commitment or instrument to which any P66 Party or, to the knowledge of Pipeline, Bayou Bridge is a party or by which it is bound or to which the Contributed Interests are subject;

(d)    result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of any P66 Party or, to the knowledge of Pipeline, Bayou Bridge under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or
(e)    result in the revocation, cancellation, suspension or material modification, singly or in the aggregate, of any Governmental Approval (as defined below) possessed by any P66 Party or, to the knowledge of Pipeline, Bayou Bridge that is necessary or desirable for the ownership, lease or operation of its or their properties and other assets in the conduct of its or their business as now conducted, including any Governmental Approvals under any applicable Environmental Law;
except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except for such as will have been cured at or prior to the Closing.
3.4    Consents. Other than as set forth in Schedule 3.4 (each item so listed, a “Consent”) and except for notice to, or consent of, Governmental Authorities related to the transfer of environmental Permits, no consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other person or entity is required to be obtained or made by or with respect to any of the P66 Parties, the Contributed Interests, or Bayou Bridge in connection with:
(a)    the execution, delivery, and performance of this Agreement, or the consummation of the transactions contemplated hereby;
(b)    the enforcement against the P66 Parties of their obligations hereunder; or
(c)    following the Closing, the ownership by the Partnership of the Contributed Interest;
except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.
3.5    Laws and Regulations; Litigation. As of the date hereof, there are no pending or, to the P66 Parties’ knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against any of the P66 Parties or, to the P66 Parties’ knowledge, Bayou Bridge, or against or affecting the Contributed Interests or the ownership of the Contributed Interests (other than Litigation under any Environmental Law, which is the subject of Section 3.7) that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Contributed Interests. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) to the P66 Parties’ knowledge, Bayou Bridge is not in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.7) of any Governmental Authority and (y) there is no Litigation (other than Litigation under any Environmental Law, which is the subject of Section 3.7) pending or, to the P66 Parties’ knowledge, threatened against or affecting the Contributed Interests, Pipeline’s ownership of the Contributed Interests or, to the P66 Parties’ knowledge, Bayou Bridge, at law or in equity, by or before any Governmental Authority having jurisdiction over any of the P66 Parties or Bayou Bridge. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to the P66 Parties’ knowledge, threatened to which any P66 Party is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.
3.6    Management Projections and Budgets. The projections and budgets (the “Financial and Operational Information”) provided to the Partnership by the P66 Parties as part of the Partnership’s review of the Contributed Interests in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with the current expectations of the P66 Parties’ management. The other financial and operational information provided by the P66 Parties to the Partnership as part of its review of the proposed transaction is complete and correct in all material respects for the periods covered and is derived from and is consistent with the books and records of the P66 Parties. As of the Closing, the Project will have undergone construction in accordance with the terms of the Project Plans and the Project Budget in all material respects. The P66 Parties previously provided to the Partnership the Project Plans and the Project Budget, each in its most current form.
3.7    Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:
(a)    to the P66 Parties’ knowledge, Bayou Bridge is operated in compliance with Environmental Laws;
(b)    none of the Contributed Interests or, to the P66 Parties’ knowledge, Bayou Bridge is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any governmental entity under any Environmental Law and requiring remediation or the payment of a fine or penalty;
(c)    to the P66 Parties’ knowledge, Bayou Bridge is not subject to any pending Litigation under any Environmental Law with respect to the Contributed Interests or the operation of the business of Bayou Bridge, as applicable, with respect to which any of the P66 Parties or Bayou Bridge have been contacted in writing by or on behalf of the plaintiff or claimant; and
(d)    to the P66 Parties’ knowledge, Bayou Bridge does not have any Liability in connection with the release into the environment of any Hazardous Material.
3.8    Contributed Interests.
(a)    The Contributed Interests (i) constitute 40% of the limited liability company interests in Bayou Bridge and (ii) were duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in the Bayou Bridge LLC Agreement, the Contributed Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the Contributed Interests or Bayou Bridge or the organizational documents of any P66 Party or Bayou Bridge, or any contract, arrangement or agreement to which Bayou Bridge is a party or to which it or any of its respective properties or assets is otherwise bound.
(b)    Pipeline has and, as of the Closing, PDI will have, good and valid record and beneficial title to the Contributed Interests, free and clear of any and all Liens, and, except as provided or created by the limited liability company agreement or other organizational or governance documents of Bayou Bridge, the Securities Act or applicable securities laws, the Contributed Interests are free and clear of any restrictions on transfer, Taxes, or claims. Immediately after the Closing, the Partnership Group will have good and valid record and beneficial title to the Contributed Interests, free and clear of any Liens.
3.9    Brokerage Arrangements. None of the P66 Parties or any of their respective Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any Group Member to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
3.10    Contracts. To the knowledge of the P66 Parties, each Material Contract is in full force and effect, and no party thereto is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No P66 Party is in breach or default of any Material Contract to which it is a party. To the knowledge of the P66 Parties, Bayou Bridge has not given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Material Contract.
3.11    Investment. PDI is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). PDI is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. PDI is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. PDI has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that PDI deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units. PDI has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as PDI deems adequate. PDI acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.
3.12    Taxes.
(a)    To the knowledge of the P66 Parties, all Tax Returns that are required to be filed by or with respect to Bayou Bridge on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.
(b)    To the knowledge of the P66 Parties, all Taxes due and payable by or with respect to Bayou Bridge (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by Bayou Bridge.
(c)    To the knowledge of the P66 Parties, no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.12(a) or any Taxes with respect to Bayou Bridge have been proposed in writing or have been threatened.
(d)    To the knowledge of the P66 Parties, no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes or any Tax Returns by or with respect to Bayou Bridge.
(e)    To the knowledge of the P66 Parties, for U.S. federal income Tax purposes, Bayou Bridge is properly classified as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation.
3.13    Financial Statements. The P66 Parties previously delivered to the Partnership the unaudited statements of changes in members’ capital and cash flows for the period from formation (July 9, 2015) to August 31, 2015, and the unaudited August 31, 2015 balance sheet for Bayou Bridge, and prior to Closing, the P66 Parties will deliver to the Partnership the unaudited balance sheet as of September 30, 2015 (collectively the “Joint Venture Company Financial Statements”). To the knowledge of the P66 Parties, the Joint Venture Company Financial Statements fairly present in all material respects the financial condition of Bayou Bridge at the dates specified and its cash flow for the periods specified in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.
3.14    Outstanding Capital Commitments. The P66 Parties have provided the Partnership with a copy of the Project Budget for Bayou Bridge. Except as previously disclosed to the Partnership prior to the date hereof, there are no outstanding capital commitments or other expenditure commitments relating to Bayou Bridge that will require Pipeline or the Partnership Group to make any capital contributions, capital expenditures or pay any operating expenses in respect of the Contributed Interests or Bayou Bridge other than those set forth in the Project Budget. Each of the capital projects set forth on the Project Budget, which capital projects represent all of the capital projects that are planned to be undertaken prior to the Effective Time, have been duly authorized and approved by Bayou Bridge.
3.15    No Adverse Changes. To the knowledge of the P66 Parties, except as set forth in Schedule 3.16, since September 30, 2015:
(a)    there has not been a Material Adverse Effect;
(b)    Bayou Bridge has been in the process of designing and constructing the Project consistent with prudent industry practices; and
(c)    there has not been any material damage or destruction to any material assets of Bayou Bridge other than such damage or destruction that has been repaired.
3.16    No Preferential Rights. The Contributed Interests are not subject to any Preferential Right that is applicable to the transactions contemplated by this Agreement.
3.17    No Other Representations or Warranties; Schedules. The P66 Parties make no other express or implied representation or warranty with respect to the Contributed Interests, Bayou Bridge or the transactions contemplated by this Agreement, and disclaim any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership hereby represents and warrants to the P66 Parties that as of the date hereof:
4.1    Organization and Existence. The Partnership is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited partnership power and authority to own the Contributed Interests. The Partnership is duly qualified to transact business as a limited partnership and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.
4.2    Authority and Approval; Enforceability. The Partnership has the requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by the Partnership of this Agreement, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite action of the Partnership. This Agreement constitutes the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3    Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any of the P66 Parties or any of their respective Affiliates (other than the Partnership) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
4.4    New Common Units and New GP Units. The New Common Units and the New GP Units being issued at Closing will be, when issued in consideration for the contribution by PDI of the Contributed Interests, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership’s limited partnership agreement).
ARTICLE IV
COVENANTS, ETC.
5.1    Certain Actions. The P66 Parties covenant and agree that from and after the execution of this Agreement and until the Closing:
(a)    without the prior written consent of the Partnership, the P66 Parties will not, and will not permit Pipeline to, sell, transfer, assign, convey or otherwise dispose of the Contributed Interests;
(b)    the P66 Parties will not, and will not permit Pipeline to, permit any Lien to be imposed on the Contributed Interests, other than Permitted Liens;
(c)    the P66 Parties shall, and shall cause their Affiliates and Bayou Bridge (to the extent that the P66 Parties have the ability to do so pursuant to the Bayou Bridge LLC Agreement) to, (i) use all commercially reasonable efforts to ensure that the construction of the projects described in the Project Plans continues in all material respects with the milestones, scope, budget and other terms and provisions of the construction contracts, Project Plans and Project Budget and (ii) not materially amend, modify or terminate the Project Plans, Project Budget or any construction contracts relating thereto;
(d)    the P66 Parties will not, and will not permit Pipeline to, make, vote for or authorize any capital commitments or other expenditure commitments that will require Pipeline or the Partnership to make a capital contribution or other expenditure in respect of the Contributed Interests or Bayou Bridge, except (i) as previously disclosed to the Partnership prior to the date hereof, (ii) to the extent such authorization is already granted and documented within the existing governance documents and delegations of authority of Bayou Bridge, or (iii) as set forth in the Project Budget of Bayou Bridge provided to the Partnership by the P66 Parties; and
(e)    except as expressly provided in this Agreement, Pipeline will not agree to, consent to, promote, or vote in favor of (or not vote, if the effect of a failure to vote is a vote in favor of), or, to the extent it has such authority, permit any Person to conduct the business of Bayou Bridge in a manner not in the ordinary course of business consistent with past practices. However, in case of emergency, Pipeline is permitted to take, vote for and/or authorize all necessary and reasonable actions to resolve the emergency situation and then promptly inform the Partnership of same.
5.2    Financial Statements. The P66 Parties and the Partnership contemplate the transactions contemplated by this Agreement will be subject to the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification, section 805-50, Business Combinations, Related Issues (“ASC 805-50”), as a transaction between entities under common control. The P66 Parties shall permit the Partnership and its representatives to contact its accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by the Partnership or its representatives, in order for the Partnership to prepare audited and unaudited historical financial statements with respect to the Contributed Interests and pro forma financial statements of the Partnership, in each case that are necessary to comply with ASC 805-50, as applicable, and that meet the requirements of Regulation S-X promulgated under the Securities Act and within the timeframe specified for the Partnership to file such financial statements on Form 8-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Financial Statements”). The P66 Parties shall cause their respective accountants, auditors and employees to cooperate with the Partnership with regards to responding to any comments from the Commission on such Financial Statements. The Partnership shall be responsible for and shall pay for or reimburse the P66 Parties for all costs incurred by the P66 Parties in connection with the external audit of any such Financial Statements (including reasonable accountants’ fees). The obligations of the P66 Parties under this Section 5.2 shall survive for five (5) years after the Closing.
5.3    Independent Investigation. The Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Contributed Interests and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, THE PARTNERSHIP ACKNOWLEDGES THAT P66 PARTIES HAVE NOT MADE, AND HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED INTERESTS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.
5.4    Post-Closing Payments. Should any of the P66 Parties, after Closing, receive any payments or distributions related to the Contributed Interests to which the Partnership or any of its Subsidiaries is entitled pursuant to this Agreement, then such P66 Party shall, within thirty (30) days of receipt of such payments, forward such payments or distributions to the Partnership. If any demand is made on the P66 Parties after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Contributed Interests on or after the Effective Time, the Partnership shall pay the same to the extent such invoice or obligation constitutes an Assumed Liability. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Contributed Interests prior to the Effective Time, the P66 Parties shall be responsible for the same.
5.5    Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.
5.6    NYSE Listing. Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, the New Common Units on the New York Stock Exchange (the “NYSE”).
5.7    Tax Covenants.
(a)    The Parties agree that the income related to the Contributed Interests for the period up to and including the Closing Date will be reflected on the federal income Tax Return of PDI and that PDI shall bear the liability for any Taxes associated with such income. The Parties further agree that the income related to the Contributed Interests for the period after the Closing Date will be reflected on the federal income Tax Return of the Partnership and that the partners of the Partnership shall bear the liability for any Taxes associated with such income.
(b)    The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to Section 5.7(a), requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Pipeline will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Contributed Interests relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and Pipeline agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
(c)    To the extent that the assumption of the Assumed Debt, as provided for in Section 2.2, results in a deemed distribution of cash by the Partnership to PDI for U.S. federal income Tax purposes, such deemed distribution of cash is intended to represent a reimbursement of pre-formation capital expenditures with respect to the Contributed Interests to the maximum extent provided by Treasury regulations section 1.707-4(d).

ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:
(a)    all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents;
(b)    no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect; and
(c)    the New Common Units shall have been approved for listing upon notice of issuance on the NYSE.
6.2    Conditions to the Obligation of the Partnership. The obligation of the Partnership to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:
(a)    Each of the P66 Parties shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;
(b)    (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the P66 Parties made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein except in the case of the representation and warranty contained in Section 3.15(a)) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;
(c)    Pipeline shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of Pipeline confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “P66 Closing Certificate”);
(d)    the consents listed on Schedule 6.2(d) shall have been obtained;
(e)    the P66 Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2; and
(f)    between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect.
6.3    Conditions to the Obligation of the P66 Parties. The obligation of the P66 Parties to proceed with the Closing is subject to the satisfaction or waiver by the P66 Parties on or prior to the Closing Date of the following conditions:
(a)    the Partnership shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;
(b)    the representations and warranties of the Partnership made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;
(c)    the Partnership shall have delivered to the P66 Parties a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);
(d)    the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and
(e)    between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.
ARTICLE VII
CLOSING
7.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the P66 Parties and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on the date that is the later of (a) December 1, 2015 and (b) three business days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions). The date on which the Closing occurs is referred to as the “Closing Date.”
7.2    Deliveries by the P66 Parties. At the Closing, the P66 Parties will deliver (or cause to be delivered) the following:
(a)    the P66 Closing Certificate, duly executed by an officer of Pipeline;
(b)    a counterpart to the Assignment of Membership Interest (Bayou Bridge), duly executed by Pipeline and PDI;
(c)    a counterpart to the Assignment of Note, duly executed by Pipeline;
(d)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that PDI is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder; and
(e)    such other documents, certificates and other instruments as may be reasonably requested by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.
7.3    Deliveries by the Partnership. At the Closing, the Partnership will deliver (or cause to be delivered) the following:
(a)    a counterpart to the Assignment of Membership Interest (Bayou Bridge), duly executed by the General Partner, the Partnership and Holdings;
(b)    a counterpart to the Assignment of Note, duly executed by the Partnership;
(c)    the New Common Units, by issuance of such New Common Units (in book-entry form) to PDI, by instruction to the Partnership’s transfer agent or otherwise;
(d)    the New GP Units, by issuance of such New GP Units (in certificated or book-entry form) to the General Partner, by instruction to the Partnership’s transfer agent or otherwise;
(e)    the Partnership Closing Certificate, duly executed by an officer of the General Partner;
(f)    an Addendum Agreement, in form and substance similar to the Form of Addendum Agreement attached at Exhibit B to the Bayou Bridge LLC Agreement, duly executed by Holdings; and

(g)    such other documents, certificates and other instruments as may be reasonably requested by the P66 Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.1    Indemnification of the P66 Parties and Other Parties. Solely for the purpose of indemnification in this Section 8.1, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality or Partnership Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold the P66 Parties and their respective Affiliates, directors, officers, employees, agents and representatives (the “P66 Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the P66 Indemnitees as a result of, caused by, arising out of, or in any way relating to § any breach of a representation or warranty of the Partnership in this Agreement, § any breach of any agreement or covenant under this Agreement on the part of the Partnership or § any of the Assumed Liabilities.
8.2    Indemnification of the Partnership and Other Parties. Solely for the purpose of indemnification in this Section 8.2, the representations and warranties of the P66 Parties in this Agreement (other than the representation and warranty contained in Section 3.15(a)) shall be deemed to have been made without regard to any materiality or Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the P66 Parties shall, jointly and severally, indemnify and hold the Group Members and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to § any breach of a representation or warranty of the P66 Parties in this Agreement, § any breach of any agreement or covenant in this Agreement on the part of the P66 Parties, or § any of the Excluded Liabilities.
8.3    Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

8.4    Right to Contest and Defend.
(a)    The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.
(b)    Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
8.5    Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

8.6    Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
8.7    Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.
8.8    Limitations on Indemnification.
(a)    To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations), the P66 Parties shall not be liable for those Damages unless the aggregate amount of Damages exceeds $700,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that the P66 Parties shall not be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) that exceed, in the aggregate, $10.5 million (the “Cap”) less the Deductible.
(b)    Notwithstanding clause (a) above, to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, Damages for breach of the representations or warranties in Section 3.12), the P66 Parties shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the P66 Parties shall be fully liable for Damages pursuant to Sections 8.2(b) or 8.2(c) and for breaches of Fundamental Representations without regard to the Deductible or the Cap.
(c)    To the extent the P66 Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, however, that the Partnership shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.
(d)    Notwithstanding clause (c) above, to the extent the P66 Indemnitees are entitled to indemnification for Damages arising from fraud, the Partnership shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the Partnership shall be fully liable for Damages pursuant to Sections 8.1(b) or 8.1(c) without regard to the Deductible or the Cap.
8.9    Survival.
(a)    The liability of the P66 Parties for the breach of any of the representations and warranties of the P66 Parties set forth in Sections 3.1, 3.2, 3.8, 3.11 and 3.16 (the “Fundamental Representations”) shall be limited to claims for which the Partnership delivers written notice to the

P66 Parties on or before the date that is three years after the Closing Date. The liability of the P66 Parties for the breach of any of the representations and warranties of the P66 Parties set forth in Article III other than the Fundamental Representations shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is eighteen months after the Closing Date. The liability of the P66 Parties for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of the representations or warranties in Section 3.12) shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.
(b)    The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV shall be limited to claims for which the P66 Parties deliver written notice to the Partnership on or before the date that is eighteen months after the Closing Date.
8.10    Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud and other than claims for specific performance).
8.11    Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP AND THE P66 PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
8.12    Knowledge. The Partnership Indemnitees’ and the P66 Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.
8.13    Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the consideration set forth in Section 2.2 for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

ARTICLE IX
TERMINATION
9.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of the Partnership and the P66 Parties;
(b)    by either the Partnership or the P66 Parties in writing after January 31, 2016, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;
(c)    by either the Partnership or the P66 Parties in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or
(d)    by either the Partnership or the P66 Parties in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.
9.2    Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Section 10.4. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement.
ARTICLE X
MISCELLANEOUS
10.1    Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement and all action taken in preparation for effecting the provisions of this Agreement.

10.2    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.
10.3    Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.
10.4    Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:
If to any P66 Party, addressed to:
Phillips 66 Gulf Coast Pipeline LLC
3010 Briarpark Drive
Houston, Texas 77042
Attention: President

If to the Partnership or the General Partner, addressed to:
Phillips 66 Partners LP
c/o Phillips 66 Partners GP LLC
3010 Briarpark Drive
Houston, Texas 77042
Attention: General Counsel

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
10.5    Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.
10.6    Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

10.7    Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.
10.8    Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.9    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.
10.10    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
10.11    Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
10.12    Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”

10.13    Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PHILLIPS 66 GULF COAST PIPELINE LLC

By:    /s/ Todd Denton
Name:    Todd Denton
Title:    Vice President

PHILLIPS 66 PROJECT DEVELOPMENT INC.

By:    /s/ Robert A. Herman
Name:    Robert Herman
Title:     Vice President

PHILLIPS 66 PARTNERS GP LLC
By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS LP
By:	Phillips 66 Partners GP LLC, its general partner
By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

[Signature page to Contribution, Conveyance and Assumption Agreement]

PHILLIPS 66 COMPANY

By:    /s/Rex W. Bennett
Name:    Rex W. Bennett
Title:    Vice President

EXHIBIT A
FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST
(BAYOU BRIDGE)

EXHIBIT B
FORM OF ASSIGNMENT OF NOTE

SCHEDULE 1.1
PERMITTED LIENS

None.

SCHEDULE 3.4
CONSENTS

None.

SCHEDULE 3.16
ADVERSE CHANGES

None.

SCHEDULE 6.2(D)
REQUIRED CONSENTS

None.